Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2008 FOURTH QUARTER AND YEAR-END RESULTS
Reaffirms 2009 Guidance and Long Term Outlook

Edgewood, NY – March 25, 2009 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 vs. 2007
•	Revenue increased 19% to $9,235,576 from $7,766,130;
•	Gross margin was 27% compared to 24% in last year’s fourth quarter;
•	Pre-tax income increased 65% to $1,311,715, compared to $793,123; and,
•	Net income was $908,715, or $0.15 per diluted share, compared to $528,123, or $0.09 per diluted share.

Full Year 2008 vs. 2007
•	Revenue increased 27% to $35,588,831 from $27,985,476;
•	Gross margin was 24% as compared to 26%;
•	Pre-tax income was $3,853,613 compared to $3,016,896;
•	Net income was $2,590,613 or $0.42 per diluted share, compared to $1,906,896 or $0.32 per diluted share;
•	New orders were $55.4 million compared to $37.7 million; and,
•	Unawarded solicitations remain at a high level with open solicitations totaling a maximum realizable value of approximately $374 million.

Edward J. Fred, CPI Aero’s President & CEO, stated, “As expected, 2008 was the best revenue year in our history and we are proud of our achievements.  CPI Aero resumed top and bottom line growth while paving the way for continued success in the coming years.  This was due to the initiatives we undertook to build a vibrant and sustainable subcontracting business for defense and commercial prime contractors.”

He continued, “In 2008 we were awarded a record $55.4 million in new contracts, including several long-term multi-million dollar awards and we were selected as a subcontractor to some of the most prestigious aerospace and defense as well as commercial aircraft companies in the world, including The Boeing Company, Spirit AeroSystems, Sikorsky Aircraft, Hupp Aerospace/Defense and Northrop Grumman.  We are supplying requirements for critical defense programs including the Sea Hawk and Black Hawk Helicopters, the A-10 Thunderbolt Attack Jet and the C-5 Cargo Jet as well as civilian aircraft programs including the S-92 helicopter and the Gulfstream G650.  We are exploring new opportunities to expand our relationship with existing customers and at the same time, we are pursuing additional primes including other helicopter and business/private jet makers.”

(more)

CPI Aero News Release                                                                                                                                Page 2
March 25, 2009

Reaffirms 2009 Guidance and Long-Term Outlook
Mr. Fred continued, “With the first quarter nearly behind us and increasing visibility in front of us, we are reaffirming our 2009 guidance which calls for revenue to be in the range of $42 million to $45 million, with resulting net income in the range of $3.9 million to $4.3 million.  Additionally, using 2008 as the baseline, for the three-year period ending in 2011, we expect to achieve a compound annual growth rate for revenue in the range of 30% to 35%, with a resulting compound annual growth rate for net income in the range of 50% to 60%.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Wednesday, March 25, 2009 at 11:00 am ET to discuss fourth quarter and year-end results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 706-679-3079.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

CPI Aero is engaged in the contract production of structural aircraft parts for the U.S. Air Force, other branches of the armed forces and leading prime defense contractors.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet, UH-60 Black Hawk helicopter, S-92 helicopter and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News ReleasePage 3
March 25, 2009

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(Unaudited)
Revenue	$9,235,576	$7,766,130	$35,588,831	$27,985,476
Income before provision for income taxes	1,311,715	793,123	3,853,613	3,016,896
Provision for income taxes	403,000	265,000	1,263,000	1,110,000
Net income	$908,715	$528,123	$2,590,613	$1,906,896

Earnings per common share – basic	$0.15	$0.09	$0.44	$0.34

Earnings per common share – diluted	$0.15	$0.09	$0.42	$0.32

Shares used in computing earnings per common share:
Basic	5,979,841	5,751,080	5,952,703	5,673,903
Diluted	6,168,447	6,144,599	6,203,789	6,028,480

Balance Sheet Highlights	12/31/08	12/31/07

Cash	$424,082	$338,391

Total current assets	41,823,767	35,575,822

Total assets	43,351,506	36,620,572

Total current liabilities	6,688,372	6,858,854

Working capital	35,135,395	28,716,968

Short-term debt	920,668	1,103,701

Long-term debt	2,401,206	7,605

Shareholders’ Equity	33,983,150	29,603,514

Total Liabilities and Shareholders’ Equity	$43,351,506	$36,620,572

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